Exhibit 10.1

DRESSER-RAND GROUP INC.

STANDARD TERMS AND CONDITIONS FOR

RESTRICTED STOCK UNITS

These Standard Terms and Conditions apply to any Award of restricted stock units granted to an employee or a nonemployee director of the Company under the Dresser-Rand Group Inc. 2008 Stock Incentive Plan, as amended (the “Plan”), on or after January 1, 2012, which are evidenced by a Grant Notice or an action of the Committee that specifically refers to these Standard Terms and Conditions and that vest over a period of one year or less.

1.	TERMS OF RESTRICTED STOCK UNITS

Dresser-Rand Group Inc., a Delaware corporation (the “Company”) has granted to the Grantee named in the Grant Notice provided to said Grantee herewith (the “Grant Notice”) an award of a number of restricted stock units (the “Award”) specified in the Grant Notice. Each restricted stock unit represents the right to receive one share of the Company’s Common Shares, $0.01 par value per share (the “Common Shares”), upon the terms and subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions, and the Plan, each as amended from time to time. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall, unless the context requires otherwise, include a reference to any Affiliate, as such term is defined in the Plan. Capitalized terms not defined in this document have the meaning given to them in Plan or Grant Notice.

2.	VESTING OF RESTRICTED STOCK UNITS

The Award shall not be vested as of the Grant Date set forth in the Grant Notice and shall be forfeitable unless and until otherwise vested pursuant to the terms of the Grant Notice and these Standard Terms and Conditions. After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Award shall become vested as described in the Grant Notice with respect to that number of restricted stock units as set forth in the Grant Notice. Notwithstanding anything contained in these Standard Terms and Conditions to the contrary:

A.	If the Grantee’s employment or other service terminates by reason of death or Disability before the Restricted Stock Units have vested, the Restricted Stock Units shall fully vest upon such death or Disability.

B.	Subject to Section 9, if the Grantee’s employment or other service terminates due to the Grantee’s Retirement (as defined in Section 17.C below), the Restricted Stock Units shall continue to vest under the schedule described in the Grant Notice.

C.	If the Grantee’s employment or other service terminates for any reason other than death, Disability or Retirement, any then unvested Restricted Stock Units held by the Grantee shall be forfeited and canceled as of the date of such termination.

3.	SETTLEMENT OF RESTRICTED STOCK UNITS

Vested Restricted Stock Units shall be settled by the delivery to the Grantee or a designated brokerage firm of one Share per vested Restricted Stock Unit as soon as reasonably practicable following the vesting of such Restricted Stock Units, and in all events no later than March 15 of the year following the year of vesting (unless earlier delivery is required by Section 409A of the Code or delivery is deferred pursuant to a nonqualified deferred compensation plan in accordance with the requirements of Section 409A of the Code). Notwithstanding the foregoing, to the extent required to comply with Section 409A of the Code, if the Grantee is a “specified employee” within the meaning of Section 409A of the Code, the delivery of Shares shall be delayed until the six-month anniversary of the Grantee’s separation from service (within the meaning of Section 409A).

4.	RIGHTS AS STOCKHOLDER

The Grantee shall have no voting rights or the right to receive any dividends with respect to Common Shares underlying Restricted Stock Units unless and until such Common Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

5.	CHANGE IN CONTROL

[For CEO’s Form: Unless otherwise provided in an employment, severance or other agreement between the Company and the Grantee, the] [For All Others: The] Restricted Stock Units shall be treated as follows if there is a Change in Control:

A.	If the Restricted Stock Units are not continued, assumed or substituted by the Grantee’s employer (or an Affiliate of such employer) that engages the Grantee immediately following the Change in Control, the Restricted Stock Units shall fully vest upon the occurrence of the Change in Control. For each Restricted Stock Unit, the Grantee shall receive (i) the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each share held on the effective date of the Change in Control, (ii) common stock of the successor to the Company with a value equal to the Change in Control Price, or (iii) cash equal to the Change in Control Price, as determined by the Committee in its discretion.

B.	If the Restricted Stock Units are continued, assumed or substituted by the Grantee’s employer (or an Affiliate of such employer) that engages the Grantee immediately following the Change in Control, the Restricted Stock Units shall continue to vest as provided in the Grant Notice; provided, however, that if the Grantee’s employment is terminated other than for Serious Misconduct, or the Grantee resigns for Good Reason, in either case within twelve months following the Change in Control, the Restricted Stock Units shall fully vest upon such termination or resignation.

For purposes hereof, the Restricted Stock Units shall be considered “assumed” if, following the Change in Control, the Restricted Stock Units confer the right to receive,

for each share of Common Stock subject to the Restricted Stock Unit immediately prior to the Change in Control, (i) the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each share held on the effective date of the Change in Control, or (ii) common stock of the successor to the Company of substantially equivalent economic value to the consideration received in the Change in Control by holders of Common Stock for each share held on the effective date of the Change in Control (as determined by the Committee in its discretion). The Restricted Stock Units will be considered “substituted for” if the successor or acquiror replaces the Restricted Stock Units with equity awards of substantially equivalent economic value measured as of the date the Change in Control occurs (as determined by the Committee in its discretion).

Notwithstanding the foregoing, to the extent that Section 409A of the Code applies to the Restricted Stock Units, any such action shall be consistent with the requirements of Section 409A of the Code.

6.	RESTRICTIONS ON RESALES OF SHARES

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Grantee or other subsequent transfers by the Grantee of any Common Shares issued in respect of vested Restricted Stock Units, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Grantee and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

7.	INCOME TAXES

The Company shall not deliver shares in respect of any Restricted Stock Units unless and until the Grantee has made arrangements satisfactory to the Committee to satisfy applicable withholding tax obligations. Unless otherwise permitted by the Committee, withholding shall be effected by withholding Common Shares issuable in connection with the delivery of the Restricted Stock Units. The Grantee acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection wit the delivery of the Restricted Stock Units from any amounts payable by it to the Grantee (including, without limitation, future cash wages).

8.	NON-TRANSFERABILITY OF AWARD

The Grantee represents and warrants that the Restricted Stock Units are being acquired by the Grantee solely for the Grantee’s own account for investment and not with a view to or for sale in connection with any distribution thereof. The Grantee further understands, acknowledges and agrees that, except as otherwise provided in the Plan, the Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise directly or indirectly encumbered or disposed of except to the extent expressly permitted hereby and at all times in compliance with the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Securities Exchange Commission thereunder, and in compliance with applicable state securities or “blue sky” laws and non-U.S. securities laws. Unless permitted by the Committee, the Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the Grantee other than by will or the laws of descent and distribution.

9.	RESTRICTED ACTIVITIES

A.	By accepting the Restricted Stock Unit, the Grantee acknowledges and agrees that (i) the Company is engaged in a highly competitive business; (ii) the Company has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit its Confidential Information (as defined in Section 17.A below); (iii) the Company must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (iv) the Grantee’s participation in or direction of the Company’s day-to-day operations and strategic planning are an integral part of the Company’s continued success and goodwill; (v) in the period between the Grantee’s notice to the Committee of the Grantee’s Retirement and the date of the Grantee’s Retirement (the “Transition Period”), the Grantee will participate in identifying a successor, transitioning his or her responsibilities to and training a successor, and engaging in other transition activities (the “Transition Process”); (vi) given the Grantee’s position and responsibilities, including during the Transition Period, he or she necessarily will be relying on and/or creating Confidential Information that belongs to the Company and enhances the Company’s goodwill; during the Transition Process will be transmitting Confidential Information to his or her successor; and in carrying out his or her responsibilities, including during the Transition Process, the Grantee in turn will be relying on the Company’s goodwill and the disclosure by the Company to him or her of Confidential Information; (vii) the Grantee will have access to Confidential Information, including concerning the Transition Process, that could be used by any competitor of the Company in a manner that would irreparably harm the Company’s competitive position in the marketplace and dilute its goodwill; (viii) the Grantee will return to the Company upon Retirement all the Confidential Information, in whatever form or media and all copies thereof, in his or her possession, custody, or control; (ix) the Company is relying on such representation in providing the Grantee continuing access to Confidential Information and authorizing him or her to engage in the Transition Process and other activities that will create new and additional Confidential Information during the Transition Period; and (x) absent the Grantee’s agreement to this Section 9, the Company would not authorize the Grantee to participate in the Transition Process and engage in other activities that provide access to or create new and additional Confidential Information in an unfettered fashion; and would not provide for the continued vesting of the Restricted Stock Unit upon Retirement as provided for in Section 2.

B.

The Company, by granting the Restricted Stock Unit, and the Grantee, by accepting the Restricted Stock Unit, thus acknowledge and agree that during the remaining term of the Grantee’s employment with the Company, including the

Transition Period, the Grantee (i) will receive Confidential Information that is unique, proprietary, and valuable to the Company; (ii) will rely on and/or create Confidential Information that is unique, proprietary, and valuable to the Company; and (iii) will benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill the Company has generated and from the Confidential Information.

C.	The Grantee agrees that he or she shall not use or disclose Confidential Information except (i) as required for the performance of his or her duties to the Company, (ii) as required by court order or (iii) as specifically permitted in writing by the Company.

D.	By accepting the Restricted Stock Unit, the Grantee acknowledges and agrees that (i) the restrictions contained in this Section 9 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set out in Section 9.A and B, the Restricted Stock Unit, and the continued vesting of the Restricted Stock Unit upon Retirement as provided for in Section 2; (ii) the Company’s promises and undertakings set out in these Standard Terms and Conditions, and in particular Section 9.B, the Grant Notice, and the Plan, and the Grantee’s position and responsibilities with the Company and his or her promises and undertakings set out in Section 9.A, give rise to the Company’s interest in restricting the Grantee’s post-Retirement activities; (iii) such restrictions are designed to enforce the Grantee’s promises and undertakings set out in Section 9.A and his or her common-law obligations and duties owed to the Company; (iv) the restrictions are reasonable and necessary, are valid and enforceable, and do not impose a greater restraint than necessary to protect the Company’s goodwill, Confidential Information, and other legitimate business interests; (v) he or she will immediately notify the Company in writing should he or she believe or be advised that the provisions of this Section 9 are not, or likely are not, valid and enforceable; (vi) he or she will not challenge the enforceability of this Section 9; (vii) absent the Grantee’s agreement to this Section 9, the Company would not authorize the Grantee to participate in the Transition Process and engage in other activities that provide access to or create new and additional Confidential Information in an unfettered fashion and would not provide for the continued vesting of the Restricted Stock Unit upon Retirement as provided for in Section 2.

E.

The provisions of Section 2 providing for the continued vesting of the Restricted Stock Unit upon Retirement and this Section 9 are mutually dependent and not severable, and the Grantee acknowledges and agrees that the Company would not provide for the continued vesting of the Restricted Stock Unit upon Retirement as provided for in Section 2 but for the Grantee’s promises set out in and the enforceability of this Section 9. Accordingly, if Section 9 or any part of it is ever declared to be illegal, invalid, or otherwise unenforceable in any respect by a court of competent jurisdiction, then the Grantee agrees that (x) the Restricted Stock Units held by the Grantee that have not been settled shall immediately be forfeited and canceled (regardless of whether then vested or unvested) and (y)

with respect to any Restricted Stock Units that have been settled, the Grantee shall immediately pay to the Company the fair market value of the Shares associated with the settlement of the Restricted Stock Units at the time of vesting; provided that if the scope of the restrictions in this Section 9 as to time, geography, or scope of activities are deemed by court of competent jurisdiction to exceed the limitations permitted by applicable law, the Grantee and the Company agree that the restrictions so deemed shall be, and are, automatically reformed to the maximum limitation permitted by such law.

10.	THE PLAN AND OTHER AGREEMENTS

In addition to these Terms and Conditions, the Award shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Certain capitalized terms not otherwise defined herein are defined in the Plan. In the event of a conflict between the terms and conditions of these Standard Terms and Condition and the Plan, the Plan controls.

Subject to the next paragraph, the Grant Notice, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Grantee and the Company regarding the Award, and any prior agreements, commitments or negotiations concerning the Award are superseded.

The Award (including the terms described herein) are subject to the provisions of the Plan and, if the Grantee is outside the U.S., there may be an addendum containing special terms and conditions applicable to grants in the Grantee’s country. The grant of the Restricted Stock Units to any such Grantee is contingent upon the Grantee executing and returning any such addendum in the manner directed by the Company.

11.	NOT A CONTRACT FOR EMPLOYMENT

Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Grantee any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Grantee’s employment or other service at any time for any reason.

12.	SEVERABILITY

Except as provided for in Section 9.E, in the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

13.	HEADINGS

The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

14.	FURTHER ASSURANCES

Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of these Standard Terms and Conditions.

15.	BINDING EFFECT

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

16.	ELECTRONIC DELIVERY

By executing the Grant Notice, the Grantee hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Grantee pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, and the Restricted Stock Units via Company web site or other electronic delivery.

17.	DEFINITIONS

For purposes hereof, the following terms shall have the following meanings:

A.	“Confidential Information” shall mean, without limitation, all documents or information, in whatever form or medium, or consisting of knowledge or “know-how” whether or not recorded in any medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information (including without limitation compensation, other terms of employment, or performance other than as concerns solely the Grantee); business, marketing and operational projections, plans, and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result of any unauthorized disclosure or breach of duty by the Grantee.

B.

“Good Reason” shall mean the Grantee’s resignation from employment from the Company or its successor within sixty (60) days following the occurrence of (i) a material reduction in the Grantee’s base salary; (ii) a material adverse change in the Grantee’s responsibilities; or (iii) a required relocation of the Grantee’s principal place of employment by more than thirty-five (35) miles from its location as in effect immediately prior to the Change in Control; provided, that the Grantee shall have provided written notice to the Company or its successor of his or her intention to resign for Good Reason and the grounds therefor within thirty (30) days following the occurrence of the event constituting Good Reason, and the Company shall have failed to cure such event within thirty (30) days of receiving such notice.

C.	“Retirement” shall mean the Grantee’s voluntary termination of employment or other service from the Company after the Grantee has attained age sixty-two and completed at least ten years of continuous service with the Company as of the date of termination or has attained age sixty-five and completed at least five years of continuous service with the Company as of the date of termination.

D.	“Serious Misconduct” shall mean the occurrence of any of the following: (i) the material failure or refusal by the Grantee to perform his or her duties to the Company or its successor (including, without limitation, the Grantee’s inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction) or to devote substantially all of his or her business time, attention and energies to the performance of his or her duties to the Company or its successor; (ii) any willful, intentional or grossly negligent act by the Grantee having the effect of materially injuring the interest, business or prospects of the Company or its successor or any of their Affiliates; (iii) the material violation or material failure by the Grantee to comply with the Company’s or its successor’s material published rules, regulations or policies, as in effect from time to time; (iv) the Grantee’s conviction of a felony offense or conviction of a misdemeanor offense involving moral turpitude, fraud, theft or dishonesty; (v) any willful or intentional, misappropriation or embezzlement of the property of the Company or its successor or any of their Affiliates (whether or not a misdemeanor or felony); or (vi) a material breach of Section 9 above by the Grantee; provided, however, that in the event that the Company or its successor determines to terminate the Grantee’s employment pursuant to clauses (i), (iii) or (vi) of this definition of Serious Misconduct, such termination shall only become effective if the Company or its successor shall first give the Grantee written notice of such Serious Misconduct, which notice shall identify in reasonable detail the manner in which the Company or its successor believes Serious Misconduct to exist and indicates the steps required to cure such Serious Misconduct, if curable, and the Grantee shall fail within thirty (30) days of such notice to substantially remedy or correct the same.